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                                                                  EXHIBIT 8(b)


                                     FORM OF
                               FIRST AMENDMENT TO
                          THE GABELLI VALUE FUND, INC.
                                CUSTODY AGREEMENT


         This First Amendment, dated as of _________________, 1997, to the Custody Agreement dated as of September 19, 1989 (the "Custody Agreement"), by and between BOSTON SAFE DEPOSIT AND TRUST COMPANY, a Massachusetts trust company (the "Custodian") and THE GABELLI VALUE FUND, INC., a Maryland corporation (the "Fund").

         WHEREAS, the Fund has retained the Custodian as the Fund's custodian pursuant to the Custody Agreement; and

         WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Custody Agreement and to continue the Custody Agreement in the manner described below.

         NOW, THEREFORE, in consideration of the foregoing and mutual covenants herein contained, the parties agree as follows:

         1. A new Section 11(k) is hereby added to the Custody Agreement and reads as follows:

                  (k) Overdraft Facility and Security for Payment. In the event that the Custodian is directed by Written Instruction (or Oral Instructions confirmed in writing in accordance with Section 11(i) hereof) to make any payment or transfer of monies on behalf of the Fund for which there would be, at the close of business on the date of such payment or transfer, insufficient monies held by the Custodian on behalf of the Fund, the Custodian may, in its sole discretion, provide an overdraft (an "Overdraft") to the Fund in an amount sufficient to allow the completion of such payment or transfer. Any Overdraft provided hereunder: (a) shall be payable on the next Business Day, unless otherwise agreed by the Fund and the Custodian; and (b) shall accrue interest from the date of the Overdraft to the date of payment in full by the Fund at a rate agreed upon in writing, from time to time, by the Custodian and the Fund. The Custodian and the Fund acknowledge that the purpose of such Overdraft is to temporarily finance the purchase of Securities for prompt delivery in accordance with the terms hereof, to meet unanticipated or unusual redemptions, to allow the settlement of foreign exchange contracts or to meet other emergency expenses not reasonably foreseeable by the Fund. The
         Custodian shall promptly notify the Fund in writing (an "Overdraft Notice") of any Overdraft by facsimile transmission or in such other manner as the Fund and the Custodian may agree in writing. To secure payment of any Overdraft, the Fund hereby grants to the Custodian a continuing security interest in and right of setoff against the Securities and cash in the Fund's account from time to time in the full amount of such Overdraft. Should the Fund fail to pay promptly any amounts owed hereunder, the Custodian shall be entitled to use available cash in the Fund's account and to liquidate Securities in the account as is necessary to meet the Fund's obligations under the Overdraft. In any such case, and without limiting the foregoing, the Custodian shall be entitled to take such other action(s) or exercise such other options, powers and rights as the Custodian now or hereafter has as a secured creditor under the Massachusetts Uniform Commercial Code or any other applicable law.

         2. Except as amended hereby and expressly hereinabove provided, the Custody Agreement shall continue in full force and effect, subject to and in accordance with the provisions of Section 12 of the Custody Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their officers thereunto duly authorized as of the day and year first above written.

                                            THE GABELLI VALUE FUND, INC.


                                            By:
                                            Title:


                                     BOSTON SAFE DEPOSIT AND TRUST COMPANY


                                            By:
                                            Title: